Exhibit 15


November 13, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Commissioners:

We are aware that our reports dated April 23, 2001, July 23, 2001, and October 26, 2001, on our reviews of interim unaudited consolidated financial information of Minnesota Mining and Manufacturing Company and Subsidiaries (the Company) for the periods ended March 31, 2001 and 2000, June 30, 2001 and 2000 and September 30, 2001 and 2000, and included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, are incorporated by reference in the Company's registration statement on Form S-8 to register $10,000,000 of Deferred Compensation Obligations under the Company's VIP (Voluntary Investment Plan) Plus.


/s/ PRICEWATERHOUSECOOPERS LLP


PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota